Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) by and between Intellia Therapeutics, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Edward Dulac (the “Executive”) (the Company and the Executive each a “Party” and, collectively, the “Parties”), shall become effective as of July 22, 2024 (“Effective Date”). If the Executive fails to begin employment on the Effective Date or another mutually agreed upon date within thirty (30) days of the Effective Date (the “Start Date”), this Agreement shall be null and void and of no force and effect.

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Employment.

(a) Term. The term of this Agreement and the Executive’s employment hereunder shall commence on the later of the Effective Date or the Start Date and continue until terminated by either Party in accordance with the provisions hereof (the “Term”). For the avoidance of doubt, the Executive’s employment is at-will and either Party may terminate the Executive’s employment and the Term at any time, for any or no reason.

(b) Position and Duties. The Executive shall initially serve as Executive Vice President and Chief Financial Officer of the Company, and will have the customary duties, authorities and responsibilities of such position, as well as such other duties, authorities and responsibilities as may from time to time be assigned by the Company’s Chief Executive Officer and Board of Directors (the “Board”) or other duly authorized executive officer of the Company, provided that such duties are consistent with the Executive’s position or other positions that the Executive may hold from time to time. The Executive shall faithfully serve the Company and devote substantially all of the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other for-profit boards of directors, with the approval of the Board (or designee thereof), or sit on the governing boards of, or hold leadership positions related to, religious, charitable or other community activities as long as such services and activities are disclosed to, and approved by, the Board (or designee thereof) in advance and do not materially interfere with the Executive’s performance of his duties to the Company as provided in this Agreement; provided, however, that the positions listed on Exhibit A hereto have been approved and disclosed to the Board (or designee thereof). To the extent applicable, the Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates upon the termination of the Executive’s employment for any reason. The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

(c) Additional Positions. In addition to the foregoing, the Executive shall serve in such additional executive and/or board-level positions with the Company or its affiliates as required by the Company, without additional compensation.

(d) Place of Employment. The Executive will be permitted to work primarily from the Executive’s home office in the Executive’s principal state of residence in California but will be expected to travel to and work at one of the Company’s corporate locations as instructed by the Company and may be further required to travel for Company business. The Executive agrees not to relocate outside of the State of California, without prior written approval of the Board (or designee thereof), unless relocating to a commutable distance from Cambridge, Massachusetts.

2. Compensation and Related Matters.

(a) Base Salary. The Executive’s initial annualized base salary shall be $510,000.00. The Executive’s base salary shall be reviewed annually by the Board or the Compensation and Talent Development Committee of the Board (the “Compensation Committee”) or their designee and may be increased but not decreased without the Executive’s written consent. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior management employees.

(b) Incentive Compensation. Subject to the terms and conditions of the applicable Company bonus plan, as may be amended from time to time (the “Bonus Plan”), for each calendar year commencing with the calendar year that includes the Start Date (the “Initial Year”) and continuing throughout the Term, the Executive shall be eligible to earn cash incentive compensation under the Bonus Plan as determined by the Board or the Compensation Committee (or designee thereof), in their sole and absolute discretion from time to time. Subject to the foregoing, the Executive’s initial target annual incentive compensation under the Bonus Plan shall be 40% percent of the Executive’s Base Salary (the “Target Bonus”) as of the last day of the calendar year to which the incentive compensation relates (the “Performance Year”). Notwithstanding the Bonus Plan, (i) for the Initial Year the Executive’s cash incentive compensation under the Bonus Plan shall not be prorated, (ii) to earn and receive incentive compensation for a Performance Year, the Executive must be employed by the Company through the last day of such Performance Year, and (iii) any earned incentive compensation shall be paid no later than March 15 of the year following the applicable Performance Year. Subject to the immediately preceding sentence, in the event of any conflict between this Section 2(b) and the Bonus Plan, the Bonus Plan will prevail.

(c) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive during the Term in performing services hereunder, in accordance with and subject to the policies and procedures then in effect and established by the Company for its senior management employees.

(d) Other Benefits. During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time, in its sole and absolute discretion.

(e) Vacations. During the Term, the Executive will be entitled to paid vacation in accordance with the Company’s paid time off or similar policy as in effect from time to time. Vacation may be taken at such times and intervals as the Executive determines, subject to the business needs of the Company.

(f) Sign-On Bonus. Within 30 days of the later of the Effective Date or the Start Date and subject to the Executive’s continued employment with the Company through the payment date, the Company will pay the Executive a one-time sign-on bonus in the amount of $100,000.00, less applicable tax-related deductions and withholdings (the “Sign-On Bonus”). If the Executive notifies the Company of an intention to terminate his employment without Good Reason or the Executive’s employment is terminated by the Company for Cause (each as defined in Section 3 below), in each case, prior to the one-year anniversary of the later of the Effective Date or the Start Date, the Executive will repay 100% of the Sign-On Bonus to the Company. If the Executive notifies the Company of an intention to terminate his employment without Good Reason or the Executive’s employment is terminated by the Company for Cause, in each case, after the one-year anniversary and prior to the two-year anniversary of the later of the Effective Date or the Start Date, the Executive will repay 50% of the Sign-On Bonus to the Company. The Executive agrees to make any such repayment in accordance with this Section 2(f) within 10 days after the Date of Termination (as defined in Section 3 below).

(g) Equity Awards.

(i) Initial Equity Awards. As a material inducement to the Executive entering into this Agreement and becoming an employee of the Company, subject to approval by the Compensation Committee or a majority of the Company’s independent directors and the Executive’s commencement of employment with the Company on the later of the Effective Date or the Start Date (the “Grant Date”), the Executive shall be granted an initial equity incentive grant (the “Initial Equity Grant”) consisting of: (i) an option to purchase shares of the Company’s common stock with a value of $1,680,000.00 as of the Grant Date (the “Initial Option Grant”); (ii) a time-based restricted stock unit award with a value of $1,680,000.00 as of the Grant Date (the “Initial RSU Grant”); (iii) a performance-based restricted stock unit award (the “Initial PSU (TSR) Grant”) with a target value of $840,000.00 as of the Grant Date; and (iv) a performance based restricted stock unit award covering 30,000 shares (at target) of the Company’s common stock. The number of shares of the Company’s common stock underlying the Initial Option Grant, the Initial RSU Grant and the Initial PSU (TSR) Grant shall be determined in accordance with the Company’s then-current Equity Award Grant Policy. The Initial Equity Grant shall be granted as an inducement grant consistent with the requirements of NASDAQ Stock Market Rule 5635(c)(4).

(ii) Additional Equity Awards. During the Term, in calendar years subsequent to the Initial Year, the Executive will be considered for additional equity incentive grants from time to time at the discretion of the Board (or designee thereof).

(iii) Terms. All equity awards granted to the Executive, including the Initial Equity Grant, will be subject to all of the terms and conditions (including vesting and forfeiture) of the Company’s applicable equity incentive plan, the applicable equity award agreement(s), and any other ancillary agreements that the Executive may be required to execute as a condition of the grant (collectively, the “Equity Documents”). Nothing in this Section 2(g) shall be interpreted to grant the Executive a legally binding right to receive any equity awards, including the Initial Equity Grant, and, in the event of any conflict between any terms of this Agreement and any terms of the Equity Documents, the terms of the Equity Documents will prevail.

3. Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall automatically terminate upon the Executive’s death.

(b) Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s then-existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period (“Total Disability”). If any question shall arise as to whether the Executive has incurred a Total Disability, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of such selected physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq., the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the California Family Right Act (CFRA), and the California Fair Employment and Housing Act (FEHA).

(c) Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s theft, dishonesty, fraud, embezzlement, willful misconduct, breach of fiduciary duty or material falsification of any documents or records of the Company, its subsidiaries or other affiliates (each, a “Group Company”); (ii) a government charge of the Executive with, or commission of, any act or omission that results in, or would reasonably be expected to result in, a conviction of, plea of no contest to, plea of nolo contendere to, or imposition of unadjudicated probation for, any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any willful conduct or omission by the Executive that would reasonably be expected to result in material injury or reputational harm to any Group Company; (iii) continued non-performance by the Executive of the Executive’s duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) following written notice of such non-performance from the Company; (iv) any breach by the Executive of any of the provisions of the PIIA Agreement (as defined in Section 7 below), Section 7 of this Agreement or of any other applicable restrictive covenants in favor of any Group Company; (v) a material violation by the Executive of any Group Company written policies or procedures applicable to the Executive; (vi) willful failure by the Executive to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by any Group

Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; (vii) the Executive’s unauthorized use, misappropriation, destruction or diversion of any corporate opportunity or any material tangible or intangible asset of any Group Company (including the Executive’s improper use or disclosure of a Group Company’s confidential or proprietary information); or (viii) any material breach by the Executive of this Agreement or any other agreement between the Executive and any Group Company. For purposes of this Agreement, no act or failure to act on the Executive’s part, shall be considered willful if it is done, or omitted to be done, by the Executive in good faith and with a reasonable belief that the Executive’s action or omission was in the best interests of the Company unless instructed otherwise by the Company.

(d) Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or Total Disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate the Executive’s employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events without the Executive’s written consent: (i) a material diminution in the Executive’s responsibilities, authority, or duties hereunder (other than temporarily while physically or mentally incapacitated or as required by applicable law); (ii) a material diminution in the Executive’s Base Salary except for across-the-board reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change by the Company in the Executive’s place of employment set forth in Section 1(d); or (iv) a material breach of this Agreement by the Company. “Good Reason Process” shall mean that (1) the Executive reasonably determines in good faith that a condition constituting Good Reason has occurred; (2) the Executive notifies the Company in writing of the Executive’s intent to terminate for Good Reason and describing in detail the condition or conditions alleged to constitute Good Reason (the “Condition”) within 60 calendar days of the first occurrence of such Condition; (3) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 60 days following such notice (the “Cure Period”), to remedy the Condition; (4) notwithstanding such efforts, the Condition continues to exist; and (5) the Executive terminates the Executive’s employment with the Company within 60 calendar days after the end of the Cure Period. Notwithstanding anything herein to the contrary, if the Company cures the Condition during the Cure Period, then Good Reason shall be deemed not to have occurred on the basis of such Condition, and any termination by the Executive on the basis of such Condition shall be a termination other than for Good Reason.

(f) Notice of Termination. Except for termination specified in Section 3(a), any termination of the Executive’s employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other Party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates the specific termination provision in this Agreement relied upon.

(g) Termination Date. “Termination Date” shall mean: (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated on account of Total Disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which a Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 3(d), the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) other than for Good Reason, 30 days after the date on which a Notice of Termination is given or such other date as is mutually agreed upon by the Executive and the Company, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company in which the Executive terminates his employment under Section 3(e) for Good Reason, the Company may unilaterally and solely at its own discretion instruct the Executive to stop performing duties and/or reporting to work during all or part of the notice period, and/or accelerate the Termination Date, and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

4. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his or her authorized representative or estate) (i) any Base Salary earned through the Termination Date (paid on the Termination Date); (ii) any unused vacation that accrued through the Termination Date (paid subject to, and in accordance with, Section 2(e) of this Agreement); (iii) unpaid expense reimbursements (paid subject to, and in accordance with, Section 2(c) of this Agreement); (iv) any incentive compensation earned by, but not yet paid to, the Executive for the calendar year immediately preceding the calendar year containing the Termination Date, subject to and in accordance with, and paid at the time set forth in, Section 2(b) of this Agreement and the applicable Bonus Plan; and (iv) any vested benefits the Executive may have under any employee benefit plan of the Company through the Termination Date, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefits”).

(b) Termination by the Company Without Cause or by the Executive with Good Reason Outside of the Change in Control Protection Period. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates the Executive’s employment for Good Reason as provided in Section 3(e), in each case other than within 24 months after the occurrence of a Change in Control (as defined Section 5 below), then the Company shall pay the Executive the Accrued Benefits, and, subject to (i) the Executive timely signing and not subsequently revoking a separation agreement in a form then provided by the Company, which shall contain, at the Company’s discretion, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property, and non-disparagement provisions, and which shall provide that if the Executive breaches any of the provisions of the PIIA Agreement or any provision of the separation agreement, all payments of the Severance Amount (as defined below) shall immediately cease (the “Separation Agreement and Release”), (ii) the Separation Agreement and Release becoming fully effective and irrevocable in accordance with its terms (in the case of each of (i)

and (ii), within 60 days after the Termination Date or such shorter time frame as set forth in the Separation Agreement and Release), and (iii) the Executive complying with all of the terms and conditions of the Separation Agreement and Release, this Agreement, and the PIIA Agreement (the conditions described in clauses (i) through (iii), collectively, the “Severance Conditions”):

(i) the Company shall pay the Executive an amount equal to (9) months of the Executive’s Base Salary as in effect on the Termination Date or, in the case of termination by the Executive for Good Reason under Section 3(e), as of immediately prior to the diminution in the Executive’s Base Salary, if any, that constitutes Good Reason (the “Severance Amount”);

(ii) the Severance Amount payable under Section 4(b)(i) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over nine (9) months commencing on the Termination Date; provided, however, that the first installment payment of the Severance Amount will be made on the first payroll date according to the Company’s normal payroll practice next following the 60th day after the Termination Date and will include a catch-up payment to cover amounts that were otherwise due prior thereto;

(iii) if the Executive was participating in the Company’s group health plan immediately prior to the Termination Date, is eligible for and elects COBRA health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and continues to copay the premiums for such coverage at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars) then, until the earliest of (A) the 9-month anniversary of the Termination Date, (B) the end of the Executive’s COBRA health continuation period, or (C) the date on which the Executive becomes eligible for coverage under another employer’s group health plan (and the Executive agrees to notify the Company in writing immediately upon such eligibility), the Company will contribute toward the cost of the Executive’s COBRA premiums in the same amount as if the Executive was actively employed by the Company, in a manner intended to avoid any excise tax under Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”), and subject to the eligibility requirements and other terms and conditions of such coverage; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA; and

(iv) except as otherwise provided in the applicable Equity Documents, those shares underlying (A) restricted stock awards, stock options and other stock-based awards held by the Executive and (B) restricted stock awards, stock options and other stock-based awards held by entities to whom the Executive has properly transferred such awards in accordance with the terms of the applicable Equity Documents, that would have vested in the nine (9) months following the Termination Date had the Executive remained employed during such period shall immediately accelerate and become fully exercisable or nonforfeitable as of the Termination Date.

5. Change in Control Protection. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations in the event of an occurrence of a Change in Control of the Company. The provisions of this Section 5 are intended to assure and encourage in advance the Executive’s continued attention and dedication to the Executive’s assigned duties and objectivity during the pendency and after the occurrence of any such event. The provisions of this Section 5 shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) if such termination of employment occurs within 24 months after the occurrence of a Change in Control.

(a) Termination by the Company Without Cause or by the Executive with Good Reason During the Change in Control Protection Period. During the Term, if within 24 months after a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates the Executive’s employment for Good Reason as provided in Section 3(e), then, subject to the Executive complying with all of the Severance Conditions:

(i) the Company shall pay the Executive a lump sum in cash in an amount equal to 1.5 times the sum of (A) the Executive’s then current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control or, in the case of termination by the Executive for Good Reason under Section 3(e), as of immediately prior to the diminution in the Executive’s Base Salary, if any, that constitutes Good Reason, whichever is highest) plus (B) the Executive’s Target Bonus for the then-current year (the “Change in Control Payment”);

(ii) the Change in Control Payment payable under Section 5(a)(i) shall be paid on the first payroll date according to the Company’s normal payroll practice next following the 60th day after the Termination Date;

(iii) except as otherwise provided in the applicable Equity Documents: (A) if the Executive was employed by the Company for at least six consecutive months immediately prior to the Change in Control, (I) all shares of restricted stock, stock options and other stock-based awards held by the Executive and (II) all shares of restricted stock, stock options and other stock-based awards held by entities to whom the Executive has properly transferred such awards in accordance with the terms of the applicable Equity Documents shall immediately accelerate and become fully exercisable or nonforfeitable as of the Termination Date; or (B) if the Executive was employed by the Company for less than six consecutive months immediately prior to the Change in Control, (I) 50% of the shares of restricted stock, stock options and other stock-based awards held by the Executive and (II) 50% of the shares of restricted stock, stock options and other stock-based awards held by entities to whom the Executive has properly transferred such awards in accordance with the terms of the applicable Equity Documents shall immediately accelerate and become fully exercisable or nonforfeitable as of the Termination Date; and

(iv) if the Executive was participating in the Company’s group health plan immediately prior to the Termination Date, is eligible for and elects COBRA health continuation coverage, and continues to copay the premiums for such coverage at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), then, until the earliest of (A) the 18-month anniversary of the Termination Date, (B) the end of the Executive’s COBRA health continuation period, or (C) the date on which the Executive becomes eligible for coverage under another employer’s group health plan (and the Executive agrees to notify the Company in writing immediately upon such eligibility), the Company will contribute toward the cost of the Executive’s COBRA premiums in the same amount as if they were actively employed by the Company, in a manner intended to avoid any excise tax under Section 4980D of the Code, and subject to the eligibility requirements and other terms and conditions of such coverage; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA.

(b) Additional Limitation.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by any Group Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code”, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not thus reduced. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii) For purposes of this Section 5(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”). Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c) Definitions. For purposes of this Section 5, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii) the date a majority of the members of the Board is replaced during any consecutive 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board serving immediately before such 12-month period; or

(iii) the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then-outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then-outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

6. Section 409A.

(a) The Parties intend that the payments and benefits under this Agreement be exempt from or, to the extent not exempt, comply with, Section 409A of the Code and the regulations promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and construed consistent with such intent. Notwithstanding the foregoing, the Company does not guarantee any particular tax result, and in no event whatsoever will the Company, its affiliates, or their respective officers, directors, employees, counsel or other service providers be liable for any tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.

(b) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation subject to Section 409A, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Executive’s separation from service or (ii) the Executive’s death (and any amounts that otherwise would have been paid during such period will be paid in a lump sum on such date).

(c) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d) To the extent that any payment or benefit described in this Agreement constitutes deferred compensation subject to Section 409A, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service” within the meaning of Section 409A and, for purposes of any such provision, all references in this Agreement to the Executive’s “termination”, “termination of employment” and like terms shall mean the Executive’s “separation from service” with the Company.

(e) Any other provision of this Agreement to the contrary notwithstanding, in no event will any payment or benefit hereunder that constitutes deferred compensation subject to Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

(f) Any other provision of this Agreement to the contrary notwithstanding, for purposes of any payment or benefit hereunder that constitutes deferred compensation subject to Section 409A and is payable upon a Change in Control, a “Change in Control” will not occur unless such Change in Control also constitutes a “change in the ownership of a corporation,” a “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of the assets of the corporation,” in each case within the meaning of Section 409A.

(g) Each payment pursuant to this Agreement is intended to constitute a separate and distinct payment for purposes of Section 409A. Whenever a payment hereunder specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(h) The Parties agree that this Agreement may be amended, as reasonably requested by either Party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either Party.

7. Proprietary Information and Inventions Assignment Agreement and Other Obligations.

(a) Proprietary Information and Inventions Assignment Agreement. As a further condition to employment, unless prohibited by applicable law, the Executive agrees to concurrently enter into a Proprietary Information and Inventions Assignment Agreement (the “PIIA Agreement”) with the Company, which must be executed by the Executive and returned to the Company prior to or along with this Agreement.

(b) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party that restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business, including the Executive’s duties hereunder. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. During and after the Executive’s employment, the Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet in California or within the federal district in which he resides at the time with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall reasonably cooperate with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses (including travel and legal fees) incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(c) and, after his employment with the Company terminates, the Executive may be entitled for reasonable compensation for his time using a daily rate based on the Executive’s total compensation (as set forth in the Company’s most recent proxy statement, if applicable) divided by 365.

(d) Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in the PIIA Agreement or in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of the PIIA Agreement or this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company. In addition, in the event the Executive breaches the PIIA Agreement during a period when they are receiving severance payments pursuant to Section 4 or Section 5, the Company shall have the right to suspend or terminate such severance payments. Such suspension or termination shall not limit the Company’s other options with respect to relief for such breach and shall not relieve the Executive of his duties under this Agreement.

(e) Protected Disclosures and Other Protected Action. Nothing contained in this Agreement, any other agreement with the Company, or any Company policy limits the Executive’s ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission; (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) share compensation information concerning the Executive or others (provided that this does not permit the Executive to disclose compensation information concerning others that the Executive obtains because the Executive’s job responsibilities require or allow access to such information); (v) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful; or (vi) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or the PIIA Agreement for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8. Indemnification. As an executive officer of the Company, the Executive will be indemnified by the Company as permitted by Delaware law and as set forth in the Company’s organizational documents and as provided for in the Company’s directors and officers liability insurance. In addition, the Executive will enter into a standard form of Indemnification Agreement with substantially the same terms as those provided to other officers of the Company.

9. Choice of Law; Consent to Jurisdiction. For so long as Executive is a resident of the State of California, this Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California without reference to the conflict of law provisions thereof. The Parties hereby irrevocably submit and consent to, and acknowledge and recognize, the jurisdiction of the state and federal courts in the State of California over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof. Accordingly, with respect to any such suit, action or proceeding, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process. If the Executive relocates outside the State of California during his employment with the Company, this Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts without reference to the conflict of law provisions thereof, and the Parties will irrevocably submit and consent to, and acknowledge and recognize, the jurisdiction of the state and federal courts in the Commonwealth of Massachusetts over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

10. Integration. This Agreement, together with the other agreements and arrangements expressly referenced herein, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements between the Parties concerning such subject matter.

11. Withholding. All payments made by any Group Company to the Executive under this Agreement shall be made net of any tax or other amounts required to be withheld by the applicable Group Company.

12. Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

13. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

15. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of any Party to require the performance of any term or obligation of this Agreement, or the waiver by any Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board, with copies (via email) to the Chief Executive Officer, Head of Human Resources and the General Counsel.

17. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute one and the same document.

19. Successor to Company; No Assignment by the Executive. This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee will be deemed substituted for the Company under the terms of this Agreement for all purposes. The obligations and duties of Executive hereunder are personal and not assignable.

20. Headings. Section and other headings contained in this Agreement are for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

21. Compensation Recovery Policy. The Executive hereby acknowledges receipt of the Company’s Compensation Recovery Policy and acknowledges and agrees that compensation payable pursuant to this Agreement may be subject to recoupment under the Company’s Compensation Recovery Policy (as such policy may be amended or restated from time to time). Any action by the Company to recover Erroneously Awarded Compensation (as defined in the Compensation Recovery Policy) under the Compensation Recovery Policy from the Executive shall not be deemed (i) an event giving rise to a right to resign for Good Reason or serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to the Executive or (ii) to constitute a breach of this Agreement or any other contract or other arrangement between the Executive and any Group Company.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective on the date and year above written.

Intellia Therapeutics, Inc.

By:	/s/ John Leonard
Name:	John Leonard
Its:	Chief Executive Officer

Executive

/s/ Edward Dulac
Edward Dulac

Exhibit A

Pre-Approved Activities

Exhibit B

Intellia Therapeutics, Inc.

Proprietary Information and Invention Assignment Agreement (“Agreement”) (California Employees)